Exhibit 10.32
February 21, 2020
Douglas M. Fambrough, III, Ph.D.
Re:    Amendment to Employment Agreement
Dear Mr. Fambrough:
This letter agreement (the “Amendment”) by and between yourself and Dicerna Pharmaceuticals, Inc. (the “Company”) is intended to amend that certain Amended and Restated Employment Agreement between you and the Company, dated July 8, 2016 (the “Agreement”). This Amendment is effective as of February 25, 2020. Capitalized terms used, but not defined herein shall have the meanings given to such terms in the Agreement.

1.	Section 4 (e) (ii) (d) of the Agreement is hereby amended and restated in its entirety to read as follows:

(d)
Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Executive that are scheduled to vest within twelve (12) months following the Executive’s date of termination shall accelerate in full upon such termination and shall be exercisable for three (3) months after the date the Executive ceases to be an employee of the Company or within the originally prescribed term of the applicable option, whichever is earlier (but not thereafter).

2.	Section 4 (e) (v) (d) of the Agreement is hereby amended and restated in its entirety to read as follows:

(d)
Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Executive, to the extent unvested as of immediately prior to the termination shall immediately accelerate and become fully exercisable or nonforfeitable immediately prior to the consummation of the termination and shall be exercisable for three (3) months after the date the Executive ceases to be an employee of the Company or within the originally prescribed term of the applicable option, whichever is earlier (but not thereafter).

3.
Except as specifically set forth herein, the Agreement and all of its terms and conditions remain in full force and effect, and the Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Agreement as amended by this Amendment.

4.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument.

5.
The validity, interpretation, construction, and performance of this Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Any claims or legal actions by one party against the other regarding this Amendment shall be commenced and maintained in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.

6.
This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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Please sign below to acknowledge your acceptance of the terms of this Amendment.
Very truly yours,
DICERNA PHARMACEUTICALS, INC.
By: /s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: Chairman

ACKNOWLEDGED, AND AGREED:
/s/ Douglas Fambrough
Name: Douglas M. Fambrough, III, Ph.D.
Dated: 2/21/2020

[Signature Page to Employment Agreement Amendment]